                                                                      EXHIBIT 99


                                                             NEWS MEDIA CONTACT:
                                                               Edgar P. McDougal
                                                                  (847) 286-9669

                                                               INVESTOR CONTACT:
                                                                Scott A. Bohaboy
                                                                  (847) 286-7419

                                                          FOR IMMEDIATE RELEASE:
                                                                January 29, 2004
                                                                 7:30 a.m. (CST)


                    SEARS REPORTS FOURTH QUARTER 2003 RESULTS

         HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) today reported net income of $2.7 billion, or $10.84 per share on an average base of
253.6 million common and dilutive common equivalent shares, for the fourth quarter ended Jan. 3, 2004, compared with net income of $848 million, or $2.67 per share on an average base of 317.6 million common and dilutive common equivalent shares in the fourth quarter of 2002.

         Sears' 2003 fourth quarter results include the following significant items:

         o a pretax gain of $4.1 billion, or $10.38 per share, related to the sale of the company's domestic Credit and Financial Products business;
         o a pretax charge of $791 million, or $1.98 per share, on the early retirement of debt that occurred as a result of the sale of the company's domestic Credit and Financial Products business; and
         o a pretax gain of $81 million, or $0.20 per share, related to the sale of the company's National Tire & Battery ("NTB") business.

         The 2002 fourth quarter results included a pretax gain of $265 million, or $0.56 per share, related to the sale of the company's remaining investment in Advance Auto Parts, Inc.

         Excluding the effects of these significant items, adjusted earnings per share for the current quarter was $2.24 on an average base of 253.6 million common and dilutive common equivalent shares, compared with $2.11 on an average base of 317.6 million common and dilutive common equivalent shares in the prior year quarter.

         "We made significant strides in restructuring the company and repositioning our retail and related services business in 2003," said Chairman and CEO Alan J. Lacy. "Our accomplishments in 2003 position us well to achieve our 2004 goals of building topline momentum, improving our margin structure and growing key businesses to further enhance our competitiveness."

Retail and Related Services
         As a result of the sale of the domestic Credit and Financial Products business on Nov. 3, 2003, the Retail and Related Services segment now includes the revenues and related costs associated with the long-term marketing and service alliance with Citigroup from the sale date through the end of the quarter. In addition, on Nov. 29, 2003, the company completed the sale of its NTB business. The fourth quarter segment results include the results of operations of NTB through Nov. 29, 2003.
         Retail and Related Services reported operating income of $753 million for the fourth quarter of 2003, compared with $726 million in the fourth quarter of 2002, with the current year period benefiting from an additional week in the fiscal quarter and the revenues generated from the program agreement with Citigroup.
         Revenues for the fourth quarter were $10.1 billion, an increase of 3.6 percent over the same period last year. Retail and Related Services revenues in the current year quarter were favorably impacted by approximately 6 percent due to the additional fiscal week. Comparable store sales for the quarter, excluding the 53rd week, decreased 2.1 percent. Overall comparable store sales trends were impacted by later than anticipated consumer seasonal purchases and a difficult promotional environment. In the home group, the lawn and garden business continued to experience strong performance throughout the quarter. Sales of consumer digital products and tools also did well in the quarter. Within the apparel and accessories group, improved merchandise offerings resulted in comparable store sales increases in the core women's ready to wear and footwear categories.
         "Overall, we made progress in our full-line stores again this year," Lacy said. "We enhanced the overall customer proposition of our home appliance business, delivered exceptional sales across every major category of lawn and garden and saw apparel sales trends improve throughout much of the year, especially in our core women's ready to wear business. Lands' End generated more than $400 million of in-store sales in 2003, with our Covington, Apostrophe and Canyon River Blues brands also contributing to the improved apparel momentum."
         The gross margin rate for the quarter declined to 28.9 percent in the current year from 29.4 percent in the prior year as increases in promotional and clearance activities, particularly within the apparel businesses, were partially offset by a favorable LIFO inventory credit.
         Selling and administrative expenses as a percentage of revenues declined to 19.2 percent in the current year quarter from 19.9 percent in the prior year due to expense reductions in most retail business formats from ongoing productivity initiatives as well as Citigroup's support of credit promotional activity for the last nine weeks of the fourth quarter.

Credit and Financial Products

         On Nov. 3, 2003, the company sold its domestic Credit and Financial Products business to Citigroup. The fourth quarter segment results include the results of operations of the Credit and Financial Products business through Nov. 2, 2003.
         Credit and Financial Products reported an operating loss of $645 million for the quarter, compared with operating income of $363 million for the prior quarter. The current year quarter operating loss includes a $791 million loss related to the early retirement of debt. Fourth quarter domestic Credit and Financial Products revenues were $526 million in the current year, compared with $1.4 billion in the prior year.

Sears Canada
         Sears Canada reported operating income of $109 million for the fourth quarter of 2003, compared with $90 million in the fourth quarter of 2002, benefiting from the additional week in the current year fiscal quarter, as well as favorable foreign currency rates.
         Revenues for the fourth quarter were $1.5 billion, compared with $1.3 billion in the prior year quarter. Revenues for the 53rd week favorably impacted sales in the current year quarter by approximately 4 percent.

         The gross margin rate declined to 30.9 percent in the current year quarter from 32.3 percent in the prior year, primarily due to an increase in promotional activity. Selling and administrative expenses as a percentage of revenues decreased to 23.5 percent in the current year quarter from 23.9 percent in the prior year.

Full-Year 2003 Earnings
         The company also reported full-year 2003 net income of $3.4 billion, or $11.86 per share on an average base of 286.3 million common and dilutive common equivalent shares, compared with net income of $1.4 billion, or $4.29 per share on an average base of 320.7 million common and dilutive common equivalent shares, for 2002.
          The company's 2003 full-year results include several significant items, such as the gain on the sale of the domestic Credit and Financial Products business, whose 2003 results included a gain from the sale of previously charged-off credit card receivables, the gain on the sale of NTB, the loss on the early retirement of debt and a charge resulting from the company's refinement of its business strategy for The Great Indoors. In aggregate, these items increased 2003 net income by $2.2 billion, or $7.50 per share.
         The company's 2002 full-year results also included significant items such as the adoption of new accounting standards for goodwill, a charge for the conversion of Eaton's stores to Sears Canada stores, a change in accounting estimate for the allowance for uncollectible accounts and a gain on the sale of the company's investment in Advance Auto Parts. In aggregate, these items reduced 2002 net income by $202 million, or $0.63 per share.

Share Repurchase Program
         During the 2003 fourth quarter, Sears repurchased 36.2 million common shares for a total cost of approximately $1.8 billion, at an average price of $48.72 per share. As of Jan. 3, 2004, the company had remaining authorization to repurchase approximately $1.6 billion of common shares by Dec. 31, 2006, under its existing share repurchase program approved by the Sears board of directors in October 2003. The remaining shares may be purchased in the open market, through self-tender offers or through privately negotiated transactions. Timing will depend on prevailing market conditions, alternative uses of capital and other factors.

Financial Position
         The company ended the year with approximately $9 billion of cash and cash equivalents, an increase of $7 billion from the prior year primarily due to the sale of the company's domestic Credit and Financial Products business. As a result of the sale and related liability management actions, the company's domestic term debt position has been reduced to $5.3 billion as of the end of the current fiscal year, down from $23.8 billion last year-end. The company expects to retire an additional $2.6 billion of domestic term debt by year-end 2004, $2.4 billion of which is expected to be retired in the first half of 2004, and pay $1.4 billion for taxes and other expenses associated with the sale of the domestic Credit and Financial Products business. The company plans to target, exclusive of seasonal working capital requirements, domestic funded term debt, less cash and investments, of approximately $1.5 billion.

Pension and Post-Retirement Medical Benefit Plans
          Sears has undertaken a comprehensive evaluation of its domestic pension and post-retirement medical benefit plans to ensure that the benefits provided by the plans are the most appropriate for today's workforce and competitive landscape. The evaluation involved pension funding, plan design and related financial reporting considerations.
         Three important changes related to the company's pension and post-retirement medical benefit plans are being implemented as a result of this evaluation. First, Sears contributed $1.1 billion on a pretax basis to its domestic pension plan in 2003, placing the plan in a sounder financial and economic position, using proceeds from the sale of the Credit and Financial Products business and operating cash flows. Second, the company decided to enhance its 401(k) defined contribution plan and begin phasing out participation in its domestic pension plan. This change is designed to provide an employee benefit more closely aligned with today's more mobile workforce. Associates hired in 2004 and those under the age of 40 as of Dec. 31, 2004, will receive an increased company-matching contribution to the 401(k) plan, but will no longer earn additional pension benefits, starting in 2005. Pension benefits continue to accrue for associates age 40 and over as of Dec. 31, 2004, unless they elect to participate in the enhanced 401(k) defined contribution plan. In addition, the company eliminated its pre-65 retiree medical insurance contribution for associates hired in 2004 and those under the age of 40 as of Dec. 31, 2004, and capped the contribution at the 2004 level for associates age 40 and older.
         The third change in connection with the company's evaluation of its pension and post-retirement medical benefit plans involved a change in its accounting principle. Effective Jan. 4, 2004, the company will recognize experience gains and losses on a more current basis, while under its previous methods the company amortized experience gains and losses over future service periods. In connection with this change in accounting principle, the company expects to record a cumulative one-time, non-cash, after-tax charge of $840 million in the first quarter of 2004. This represents the recognition of unamortized experience losses at the beginning of 2004 in accordance with the new methods.

Preliminary 2004 Guidance
         The company's preliminary outlook for 2004, before the effect of the cumulative change in accounting principle, is for earnings per share to range from $3.60 to $3.80. This includes the negative carrying cost of approximately $0.20 to $0.25 per share on the company's remaining legacy debt related to its Credit and Financial Products business. The preliminary outlook encompasses several important factors, including: a 52-week fiscal year in 2004, versus the 53-week fiscal year in 2003; pension costs reflected under the new accounting method; the amount of outstanding debt; and the number of shares outstanding due to the ongoing share repurchase program. The company expects domestic comparable store sales to grow in the low-single digit range for the year.
         In regards to the first quarter of 2004, the company expects domestic comparable store sales to range from flat to slightly higher versus the prior year first quarter, with a loss per share before cumulative effect of change in accounting principle ranging from $0.09 to $0.14.
         With the sale of the Credit and Financial Products business, the company will be a more focused retailer and thus, the company's financial reporting segments will be changed to reflect two operating segments - a Domestic segment and an International segment. The Domestic segment will comprise the former Retail and Related Services segment, including the revenues earned from the Citigroup relationship, and the former

Corporate and Other segment. The International segment will continue to represent the results of operations of Sears Canada.

Forward-Looking Statements
         This release contains guidance on full-year 2004 and first quarter earnings per share and domestic comparable store sales, as well as expectations concerning debt retirement and other related matters. These statements are forward-looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from the results projected in the forward looking statements. Risks and uncertainties that may cause actual results to differ materially include competitive conditions in retail and credit; changes in consumer confidence and spending; the success of the full-line store strategy and other strategies; the possibility that the company will identify new business and strategic options for one or more of its business segments, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; Sears' ability to integrate and operate Lands' End successfully; the successful integration of Sears retail businesses with Citigroup's operation of the Credit and Financial Products business, which involves significant training and the integration of complex systems and processes; the outcome of pending legal proceedings; anticipated cash flow; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in the company's pension plan; changes in interest rates; the volatility in financial markets; changes in the company's debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them, as more information becomes available.

Non-GAAP Financial Measure
         This release includes fourth quarter adjusted earnings per share, which is a "non-GAAP financial measure" as defined by the Securities and Exchange Commission.

Adjusted earnings per share reports GAAP earnings per share excluding the impact of the sale of businesses and operations of the company. As such, the company believes that presenting adjusted earnings per share, in addition to GAAP earnings per share, is necessary to provide a more meaningful understanding of the company's operations and ongoing results.

Webcast
         Sears will webcast its fourth quarter earnings conference call at 10:30 a.m. EST/9:30 a.m. CST today. Investors and the media are invited to listen to the call through the company's website at http://www.sears.com/investors, under "Presentations & Audio Archives." A telephone replay of the call will be available beginning at approximately 1:00 p.m EST/12:00 noon CST today. The replay number is 1-800-253-1052, access code: 7239. A replay of the conference call will also be available on the company's website at http://www.sears.com/investors, under "Presentations & Audio Archives."

About Sears
          Sears, Roebuck and Co. is a leading broadline retailer providing merchandise and related services. With revenues in 2003 of $41.1 billion, the company offers its wide range of home merchandise, apparel and automotive products and services through more than 2,300 Sears-branded and affiliated stores in the U.S. and Canada, including approximately 1,000 full-line stores and 1,300 specialty stores. Sears also offers a variety of merchandise and services through sears.com, landsend.com, and specialty catalogs. Sears is the only retailer where consumers can find each of the Kenmore, Craftsman, DieHard and Lands' End brands together - among the most trusted and preferred brands in the U.S. The company is the largest provider of product repair services with more than 14 million service calls made annually.

                                       ###

SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME


                                                 For the 14 Weeks Ended January 3, 2004     For the 53 Weeks Ended January 3, 2004
                                                and the 13 Weeks Ended December 28, 2002   and the 52 Weeks Ended December 28, 2002
                                                ----------------------------------------   ----------------------------------------

(millions, except earnings per common share)            2003                 2002                  2003                 2002
                                                     ----------           ----------           ----------           ----------

REVENUES
   Merchandise sales and services                    $   11,638           $   11,059           $   36,372           $   35,698
   Credit and financial products revenues                   616                1,459                4,752                5,668
                                                     ----------           ----------           ----------           ----------
          Total revenues                                 12,254               12,518               41,124               41,366

COSTS AND EXPENSES
   Cost of sales, buying and occupancy                    8,218                7,744               26,231               25,646
   Selling and administrative                             2,445                2,612                9,111                9,249
   Provision for uncollectible accounts                     236                  576                1,747                2,261
   Depreciation and amortization                            228                  225                  909                  875
   Interest                                                 178                  277                1,025                1,143
   Loss on the early retirement of debt                     791                   --                  791                   --
   Special charges and impairments                           --                   --                  112                  111
                                                     ----------           ----------           ----------           ----------
          Total costs and expenses                       12,096               11,434               39,926               39,285
                                                     ----------           ----------           ----------           ----------

Operating income                                            158                1,084                1,198                2,081

Gain on the sale of Credit and
  Financial Products                                      4,143                   --                4,143                   --
Gain on the sale of National Tire & Battery                  81                   --                   81                   --
Other income, net                                            11                  274                   27                  372
                                                     ----------           ----------           ----------           ----------

Income before income taxes, minority
  interest and cumulative effect of
  accounting change                                       4,393                1,358                5,449                2,453

Income taxes                                             (1,615)                (476)              (2,007)                (858)

Minority interest                                           (29)                 (34)                 (45)                 (11)
                                                     ----------           ----------           ----------           ----------

Income before cumulative effect of
  accounting change                                       2,749                  848                3,397                1,584

Cumulative effect of change in
  accounting for goodwill                                    --                   --                   --                 (208)
                                                     ----------           ----------           ----------           ----------

NET INCOME                                           $    2,749           $      848           $    3,397           $    1,376
                                                     ==========           ==========           ==========           ==========

EARNINGS PER COMMON SHARE

   Basic
      Earnings per share before cumulative
      effect of accounting change                    $    11.07           $     2.67           $    11.95           $     4.99

      Cumulative effect of change in
      accounting for goodwill                                --                   --                   --                (0.65)
                                                     ----------           ----------           ----------           ----------

        Earnings per share                           $    11.07           $     2.67           $    11.95           $     4.34
                                                     ==========           ==========           ==========           ==========

   Diluted
      Earnings per share before cumulative
      effect of accounting change                    $    10.84           $     2.67           $    11.86           $     4.94

      Cumulative effect of change in
      accounting for goodwill                                --                   --                   --                (0.65)
                                                     ----------           ----------           ----------           ----------

        Earnings per share                           $    10.84           $     2.67           $    11.86           $     4.29
                                                     ==========           ==========           ==========           ==========

Average common and dilutive common                        253.6                317.6                286.3                320.7
  equivalent shares outstanding

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET


(millions)
                                                                                   January 3,          December 28,
                                                                                      2004                  2002
                                                                                   ----------          -----------
Assets
   Current assets
      Cash and cash equivalents                                                    $    9,121           $    1,962
      Credit card receivables                                                           2,000               32,563
        Less allowance for uncollectible accounts                                          42                1,832
                                                                                   ----------           ----------
        Net credit card receivables                                                     1,958               30,731
      Other receivables                                                                   672                  891
      Merchandise inventories                                                           5,335                5,115
      Prepaid expenses and deferred charges                                               420                  535
      Deferred income taxes                                                               708                  749
                                                                                   ----------           ----------
        Total current assets                                                           18,214               39,983

   Property and equipment, net                                                          6,787                6,910
   Deferred income taxes                                                                  378                  734
   Goodwill                                                                               943                  944
   Tradenames and other intangible assets                                                 710                  704
   Other assets                                                                           708                1,134
                                                                                   ----------           ----------
        Total assets                                                               $   27,740           $   50,409
                                                                                   ==========           ==========

Liabilities
   Current liabilities
      Short-term borrowings                                                        $    1,033           $    4,525
      Current portion of long-term debt and capitalized lease obligations               2,946                4,808
      Accounts payable and other liabilities                                            7,940                7,485
      Unearned revenues                                                                 1,244                1,199
      Other taxes                                                                         609                  580
                                                                                   ----------           ----------
        Total current liabilities                                                      13,772               18,597

   Long-term debt and capitalized lease obligations                                     4,222               21,304
   Pension and postretirement benefits                                                  1,956                2,491
   Minority interest and other liabilities                                              1,389                1,264
                                                                                   ----------           ----------
        Total liabilities                                                              21,339               43,656

Commitments and Contingent Liabilities

Shareholders' Equity
   Common shares                                                                          323                  323
   Capital in excess of par value                                                       3,519                3,505
   Retained earnings                                                                   11,636                8,497
   Treasury stock - at cost                                                            (7,945)              (4,474)
   Deferred ESOP expense                                                                  (26)                 (42)
   Accumulated other comprehensive loss                                                (1,106)              (1,056)
                                                                                   ----------           ----------
        Total shareholders' equity                                                      6,401                6,753
                                                                                   ----------           ----------
        Total liabilities and shareholders' equity                                 $   27,740           $   50,409
                                                                                   ==========           ==========

        Total common shares outstanding                                                 230.4                316.7

SEARS, ROEBUCK AND CO.
SEGMENT INCOME STATEMENTS

(millions, except earnings per share)

FOR THE 14 WEEKS ENDED JANUARY 3, 2004 AND THE 13 WEEKS ENDED DECEMBER 28, 2002:


                                  Retail & Related    Credit & Financial  Corporate & Other     Sears Canada          Total
                                      Services             Products
                                 -----------------    ------------------  -----------------   ----------------   ----------------
                                   2003      2002      2003        2002     2003     2002      2003     2002       2003     2002
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Merchandise sales and services   $10,085   $ 9,731    $     -    $     -  $   102   $    85   $ 1,451  $ 1,243   $11,638  $11,059
Credit and financial products
  revenues                             -         -        526      1,390        -         -        90       69       616    1,459
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Total revenues                    10,085     9,731        526      1,390      102        85     1,541    1,312    12,254   12,518

Costs and expenses
      Cost of sales, buying
        and occupancy              7,173     6,870          -          -       42        32     1,003      842     8,218    7,744
      Selling and administrative   1,936     1,936         55        230       92       132       362      314     2,445    2,612
      Provision for
        uncollectible accounts         -         -        228        551        -         -         8       25       236      576
      Depreciation and
        amortization                 188       186          1          4        9        16        30       19       228      225
      Interest                        35        13         96        242       18         -        29       22       178      277
      Loss on the early
        retirement of debt             -         -        791          -        -         -         -        -       791        -
      Special charges and
        impairments                    -         -          -          -        -         -         -        -         -        -
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
          Total costs and
            expenses               9,332     9,005      1,171      1,027      161       180     1,432    1,222    12,096   11,434
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Operating income (loss)          $   753   $   726    $  (645)   $   363  $   (59)  $   (95)  $   109  $    90   $   158  $ 1,084
                                 =======   =======    =======    =======  =======   =======   =======  =======   =======  =======
Gain on the sale of Credit and
  Financial Products                                                                                            $  4,143  $     -
                                                                                                                --------  -------
Gain on the sale of
  National Tire & Battery                                                                                       $     81  $     -
                                                                                                                --------  -------
Other income                                                                                                    $     11  $   274
                                                                                                                --------  -------
Net income                                                                                                      $  2,749  $   848
                                                                                                                ========  =======
EPS - Diluted                                                                                                   $  10.84  $  2.67
                                                                                                                ========  =======
Average shares o/s                                                                                                 253.6    317.6


FOR THE 53 WEEKS ENDED JANUARY 3, 2004 AND THE 52 WEEKS ENDED DECEMBER 28, 2002:

                                  Retail & Related    Credit & Financial  Corporate & Other     Sears Canada          Total
                                      Services             Products
                                 -----------------    ------------------  -----------------   ----------------   ----------------
                                   2003      2002      2003        2002     2003     2002      2003     2002       2003     2002
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Merchandise sales and services   $31,842   $31,459    $     -    $     -  $   372   $   326   $ 4,158  $ 3,913   $36,372  $35,698
Credit and financial products
  revenues                             -         -      4,429      5,392        -         -       323      276     4,752    5,668
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Total revenues                    31,842    31,459      4,429      5,392      372       326     4,481    4,189    41,124   41,366

Costs and expenses
      Cost of sales, buying
        and occupancy             23,164    22,743          -          -      149       121     2,918    2,782    26,231   25,646
      Selling and
        administrative             6,914     6,816        645        955      425       442     1,127    1,036     9,111    9,249
      Provision for
        uncollectible accounts         -         -      1,695      2,203        -         -        52       58     1,747    2,261
      Depreciation and
        amortization                 740       710         14         18       43        55       112       92       909      875
      Interest                        84        35        813      1,014       18         -       110       94     1,025    1,143
      Loss on the early
        retirement of debt             -         -        791          -        -         -         -        -       791        -
      Special charges and
        impairments                  112         -          -          -        -         -         -      111       112      111
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
          Total costs and
            expenses              31,014    30,304      3,958      4,190      635       618     4,319    4,173    39,926   39,285
                                 -------   -------    -------    -------  -------   -------   -------  -------   -------  -------
Operating income (loss)          $   828   $ 1,155    $   471    $ 1,202  $  (263)  $  (292)  $   162  $    16   $ 1,198  $ 2,081
                                 =======   =======    =======    =======  =======   =======   =======  =======   =======  =======
Gain on the sale of Credit and
  Financial Products                                                                                             $ 4,143  $     -
                                                                                                                 -------  -------
Gain on the sale of N
  ational Tire & Battery                                                                                         $    81  $     -
                                                                                                                 -------  -------
Other income                                                                                                     $    27  $   372
                                                                                                                 -------  -------
Income before cumulative
  effect of accounting change                                                                                    $ 3,397  $ 1,584
                                                                                                                 =======  =======
Cumulative effect of change
  in accounting                                                                                                  $     -  $  (208)
                                                                                                                 -------  -------
Net Income                                                                                                       $ 3,397  $ 1,376
                                                                                                                 -------  -------
EPS - Diluted                                                                                                    $ 11.86  $  4.29
                                                                                                                 =======  =======
   Average shares o/s                                                                                              286.3    320.7


SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - INVENTORY, BALANCE SHEET AND STORE COUNT

($ in millions)


DOMESTIC INVENTORIES:
                                                  January 3,             December 28,
                                                     2004                   2002
                                                   --------               --------
                    -LIFO                          $  4,728               $  4,635
                                                   ========               ========
                    -FIFO                          $  5,308               $  5,237
                                                   ========               ========




                                                For the 14 Weeks Ended January 3, 2004      For the 53 Weeks Ended January 3, 2004
                                               and the 13 Weeks Ended December 28, 2002    and the 52 Weeks Ended December 28, 2002
                                               ----------------------------------------    ----------------------------------------
       PRETAX LIFO (CREDIT)/CHARGE                 $    (52)              $    (19)              $    (22)              $     11
                                                   ========               ========               ========               ========



BALANCE SHEET INFORMATION:                                January 3, 2004                               December 28, 2002
                                                   --------------------------------             ---------------------------------
                                                   Domestic            Sears Canada             Domestic             Sears Canada
                                                   --------            ------------             --------             ------------
Cash and cash equivalents                          $  9,024               $     97               $  1,855               $    107

Short-term borrowings                              $    719               $    314               $  4,397               $    128

Long-term debt (including current portion):
       Long-term borrowings                        $  5,274               $  1,308               $ 23,822               $  1,223
       Capitalized lease obligations               $    354               $    142               $    331               $    127
       SFAS No. 133 Hedge Accounting Adjustment    $     90               $      -               $    609               $      -



DOMESTIC RETAIL STORES:
                                                   January 3,           December 28,
                                                      2004                   2002
                                                   --------               --------
      FULL-LINE                                         871                    872
      SPECIALTY                                       1,105                  1,305
      LANDS' END                                         16                     15
                                                   --------               --------
          TOTAL                                       1,992                  2,192
                                                   ========               ========


--------------------------------------------------------------------------------
On November 29, 2003, the Company sold its National Tire & Battery business resulting in a reduction in Specialty stores of 227 stores. In addition during 2003, the Company opened 47 stores consisting of four Full-line stores, 42 Specialty stores and one Lands' End outlet store. The Company also closed 20 stores consisting of five Full-line stores and 15 Specialty stores.
--------------------------------------------------------------------------------

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - SUMMARY OF SIGNIFICANT ITEMS

($ in millions, except earnings per share)

SUMMARY OF SIGNIFICANT ITEMS:                       For the 14 Weeks Ended January 3, 2004   For the 53 Weeks Ended January 3, 2004
                                                    --------------------------------------   --------------------------------------
                                                           Pretax     Earnings Per Share         Pretax      Earnings Per Share
                                                           ------     ------------------         ------      ------------------
Gain on the sale of domestic Credit and
   Financial Products                                      $ 4,143           $ 10.38             $ 4,143           $  9.18
Gain on the sale of National Tire & Battery                     81              0.20                  81              0.18
Loss on the early retirement of debt                          (791)            (1.98)               (791)            (1.75)
The Great Indoors special charge                               -                 -                  (141)            (0.31)
Gain on the sale of previously charged-off
   credit card receivables                                     -                 -                    93              0.20
                                                           -------           -------             -------           -------
                                                           $ 3,433           $  8.60             $ 3,385           $  7.50
                                                           =======           =======             =======           =======


                                                  For the 13 Weeks Ended December 28, 2002  For the 52 Weeks Ended December 28, 2002
                                                  ----------------------------------------  ----------------------------------------
                                                           Pretax     Earnings Per Share         Pretax      Earnings Per Share
                                                           ------     ------------------         ------      ------------------

Gain on the sale of Advance Auto Parts investment          $   265           $  0.56             $   336           $  0.74
Change in accounting estimate for the allowance
   for uncollectible accounts                                  -                 -                  (300)            (0.59)
Cumulative effect of a change in accounting
   for goodwill                                                -                 -                   -               (0.65)
Sears Canada Eaton's conversion                                -                 -                  (111)            (0.13)
                                                           -------           -------             -------           -------
                                                           $   265           $  0.56             $   (75)          $ (0.63)
                                                           =======           =======             =======           =======

